EXHIBIT 10.2

PW Eagle Inc.

Director Compensation Plan (effective June 1, 2006)

New Outside Director Compensation
Initial Stock Grant (# of options priced at fair value)	15,000
25% Vested immediately and 25% per year thereafter (100% after 3 years) 10 year term

Annual Compensation*
Retainer Fee	$40,000
Meeting Fees -per board meeting	$3,000
Meeting Fees -Committees (per committee meetings, unless held on day of a board meeting)	$2,000
Committee Chairman -Compensation, Nominating and Governance, Strategic	$7,000
Committee Chairman -Audit	$10,000

Annual Stock Option Grant (# of options priced at fair value)	5,000
100% immediately vested, 10 year term

*	Directors may elect to have all cash compensation payable to them under the Plan contributed to the Company’s deferred compensation plan.